NEWS RELEASE


     Abraxas' wholly-owned Canadian Subsidiary, Grey Wolf Exploration Inc.,
                               Files IPO in Canada


SAN ANTONIO (Jan. 18, 2005) - Abraxas Petroleum Corporation (AMEX:ABP) announced today that Grey Wolf Exploration Inc. ("Grey Wolf"), its wholly-owned subsidiary in Canada, filed a preliminary prospectus with the securities regulatory authorities in each of the provinces of Canada in connection with an initial public offering of its common shares.

The initial public offering is expected to consist of an offering by Grey Wolf of its common shares from treasury together with a secondary offering of Grey Wolf common shares owned by Abraxas.

The net proceeds realized by Grey Wolf will be used to repay its $35 million term loan and for general corporate purposes.

Net proceeds of the secondary offering, if realized by Abraxas, will be first applied to its $25 million bridge loan facility and in the event of excess proceeds, for general corporate purposes, which could include reducing debt and accelerating its capital development program in Texas and Wyoming. In the event the over-allotment option is exercised in full, Abraxas will not own any common shares in Grey Wolf.

Grey Wolf intends to apply to list the common shares on the Toronto Stock Exchange ("TSX"). Listing will be subject to Grey Wolf fulfilling all of the listing requirements of the TSX.

The offering is expected to close in late February of 2005.

Abraxas Petroleum Corporation is a San Antonio-based crude oil and natural gas exploitation and production company. The Company operates in Texas, Wyoming and western Canada.

Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by the Company for crude oil and natural gas. In addition, the Company's future crude oil and natural gas production is highly dependent upon the Company's level of success in acquiring or finding additional reserves. Further, the Company operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond the Company's control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in the Company's filing with the Securities and Exchange Commission during the past 12 months.




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THIS PRESS RELEASE DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION FOR AN
OFFER TO BUY, nor shall there be any sale of the SECURITIES DESCRIBED HEREIN in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to qualification under the securities laws of any such jurisdiction. The SECURITIES DESCRIBED HEREIN have not been, and will not be, registered under the United States Securities Act of 1933 (the "Securities Act") OR ANY STATE SECURITIES LAWS and may not be offered or sold in the United States except pursuant to A REGISTRATION OR an exemption from the registration requirements of the Securities Act and any applicable state securities laws.

FOR  MORE  INFORMATION  CONTACT:
Barbara  M.   Stuckey/Director  of  Corporate Development
Direct   Telephone   210.757.9835
Main  Telephone   210.490.4788
bstuckey@abraxaspetroleum.com
www.abraxaspetroleum.com